EXHIBIT 10.1

May 1, 2008

Mr. Charles S. Rhoades

645 Highland Avenue

Boulder, Colorado 80302

Dear Steve:

SatCon Technology Corporation, an employer at will, is pleased to confirm our offer of employment to you as President and Chief Executive Officer reporting to the Board of Directors.  In addition, you will be appointed to serve on the Company’s Board of Directors upon commencement of your employment.  Your employment will commence May 1, 2008.

Compensation

Your starting base salary will be $400,000 per annum payable in equal bi-weekly installments of approximately $15,385.

In addition, you are eligible for a fiscal year based incentive cash bonus opportunity of up to 60% of your base salary.  The Board of Directors and you will define and agree upon specific incentive bonus plan criteria upon your commencement of employment.

We are also offering you an option to purchase 4,796,020 shares of SatCon Common Stock, 1,199,005 shares of which will vest on the first anniversary of your employment commencement date, with the remaining 3,597,015 subsequently vesting pro rata at the end of each quarterly anniversary of your employment commencement date (1,199,005 per year).  Except as set forth below, unvested shares under the option will expire on the last day of your employment, and the option will expire at the earlier of ten years after the date of grant, if you remain an active employee, or 90 days after you are no longer employed by SatCon hereunder (unless you are terminated for “Cause” (as hereinafter defined), in which case it will expire immediately).  If your employment is terminated without Cause or is Constructively Terminated (as such term is hereinafter defined) or you become Disabled or die while you are employed by the Company, you or your estate shall have 12 months after such termination without Cause, Constructive Termination, determination of Disability or date of death to exercise the option.  If a Change in Control (as such term is defined under SatCon’s amended 2005 Stock Incentive Plan (the “Plan”)) occurs, all unvested shares under the option will vest, and you will have the right to exercise the option at or prior to the closing of the Change in Control transaction.  If you choose not to exercise, your option will be accorded the same treatment as options outstanding under the Plan are accorded under the Change in Control transaction.  Your option will be subject to our obtaining the approval of our Board of Directors (which will be obtained prior to your commencing employment) and any necessary pre-issuance notice filing with NASDAQ.  Since the option will be issued outside of the Plan (which has a 500,000 share per year share limit per individual) we will need to grant you either registration rights with respect to your option and the underlying shares or file a Registration Statement on Form S-8 covering them.

The exercise price of the option will be the greater of (i) $1.66 per share or (ii) the closing bid price of a share of SatCon Common Stock on the NASDAQ exchange on the date the option is granted, which will be the date on which you become a full-time employee of SatCon.  SatCon will insure that the option complies with Internal Revenue Code Section 409A and the regulations adopted thereunder.  SatCon will prepare and provide you with a copy of the option prior to your commencement of employment.

Constructive Termination

For the purposes of this letter, “Constructive Termination” shall be deemed to occur if: (a) there is any reduction of your base compensation; or (b) the Company reduces or changes your responsibilities such that you are no longer performing the duties customarily performed by the Chief Executive Officer of SatCon (other than as a result of your dying, being terminated for Cause or becoming Disabled); or (c) the Company requires you to cease residing primarily in the State of Colorado or deviate from the travel and commuting arrangement set forth in the paragraph herein entitled Reimbursable Travel Expenses & Work Location and you refuse to do so, and you provide the Company with 15 days notice of such reduction or refusal and the Company does not remedy such situation within the thirty (30) day period immediately following such notice and you then elect to terminate your employment relationship voluntarily.

Payments and Benefits Upon Termination of Employment

Upon termination of your employment, the Company shall pay you any compensation and benefits earned by you through the date of termination of your employment (the “Termination Date”), including any earned bonus that has not been paid as of the Termination Date.  Additionally, in the event that your employment has been terminated by the Company without Cause (other than as a result of your dying or becoming Disabled) or your employment has been Constructively Terminated within 12 months after the occurrence of a Change in Control, and conditioned upon your execution of a written release reasonably acceptable to the Company and you (a “Release”) that becomes binding upon you and the Company (to be drafted and provided by the Company) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief you may assert against the Company, you shall receive the following benefits for the twelve (12) month period immediately following the Termination Date: (i) continuation of your base salary (as of the Termination Date), less all applicable taxes and withholdings, paid in accordance with the Company’s normal payroll schedule and practices, and (ii) payment by the Company of the share of the premiums for continuation of medical and dental benefits under COBRA that are paid by the Company for active and similarly-situated employees who receive the same type of coverage, assuming you elect and are eligible for such coverage.

For purposes of this letter, “Cause” for termination shall be deemed to exist upon (i) a good faith finding by the Board of Directors of the Company (A) that you have repeatedly and willfully failed to perform your reasonably assigned duties for the Company, which failure is not cured within fifteen days after written notice to you of such finding; (B) that you have engaged in fraud, gross negligence or the deliberate and intentional violation of material rules or standards applicable to you as a result of your employment at the Company (“Misconduct”), which fraud, gross negligence or Misconduct has had or could have a material adverse effect on the Company; (C) that you have been enjoined or otherwise prevented by court order (whether temporarily or permanently) from performing your full duties as President and Chief Executive Officer of the Company; or (D) that you have made a material misrepresentation under subsection (i) or (ii) of the third paragraph of the Section of this Agreement entitled “Other Agreements”; (ii) your being convicted of, or pleading guilty or nolo contendere to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of this Agreement or any invention and non-disclosure agreement with the Company, which breach is not cured within fifteen days after written notice thereof to you.  Further, for purposes of this letter, “Disability” or “Disabled” shall mean a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Company.

Benefits

Beginning on your first day of employment, you will be eligible to participate in our comprehensive medical insurance plan, dental insurance, 401k savings plan, long term disability and life insurance plans.  You are eligible for four (4) weeks of paid vacation per year.  Vacation time is accrued over the course of the year.

Reimbursable Travel Expenses & Work Location

As your domicile and primary residence will remain in Boulder, Colorado, and since the Company maintains operations in multiple locations, SatCon will reimburse you for hotels, business class travel, car rental, shuttles, taxis, transfers (or reimburse mileage) to these work sites, including corporate headquarters.  The Board of Directors and you have agreed that you will work full-time, primarily at corporate headquarters in Boston, for the first 6-12 months of employment.  You have agreed to establish a secondary residence in Boston and this cost as well as other expenses associated with your time in Boston will not be considered to be reimbursable as a business expense.  After an initial 6-12 month period, and only after meeting the Board’s expectations with respect to the execution of your roles and responsibilities as CEO, will your work schedule be modified such that you may then work from your primary residence in Boulder, Colorado for up 5 workdays per month.

Other Agreements

You will be required to review and sign the company’s standard non-disclosure and patent agreement prior to or on your first day of work.  You will also be required to agree to the terms of the SatCon insider trading policy and procedures.  As you will be a Section 16 officer, you are subject to the reporting requirements thereof.

You have provided us with copies of the following documents with regard to your previous employment with Advanced Energy, Inc. (“AE”): (i) Employment Agreement, dated August 20, 2002; (ii) Confidentiality Agreement, dated September 12, 2002; (iii) Change of Control Severance Agreement, dated March 29, 2005; and (iv) Executive Transition Agreement, dated December 31, 2007 (the “Transition Agreement”) (collectively, the “AE Documents”).

You hereby represent, warrant and covenant to the Company, as a material inducement to the Company’s entering into this Employment Offer Letter:  (i) that the AE Documents constitute all of the documents, instruments and agreements that you have entered into with AE that may affect your employment with the Company; (ii) that it is, and has always been, your understanding that the Transition Agreement does not, and was never intended to, contain a non-competition agreement with AE and that you will provide the Company with an affidavit to that effect for use in connection with any litigation that may be brought by AE in connection therewith; (iii) that you will cooperate with the Company with respect to any claim, litigation or judicial, arbitral or investigative proceeding that may be brought against the Company in connection with your former employment with AE; and (iv) that you will not intentionally violate any of your confidentiality or assignment of inventions obligations to AE in connection with your employment with the Company.

You shall be entitled to indemnification from the Company as may be provided in the Company’s Certificate of Incorporation and Bylaws to officers and directors of the Company.  You shall be included in any directors and officers liability insurance coverage provided to the Company’s directors and executive officers generally from time to time.  In addition, based upon your representations, warranties and covenants set forth above, the Company agrees to indemnify, defend and protect you against any claims, demands, actions, judgments, damages, liabilities, debts or expenses (including attorney fees and legal costs) relating to or arising out of your obligations to AE pursuant to the terms of the AE Documents and arising out of your employment with the Company (other than any claim that AE may bring to seek the return of monies paid to you under the Transition Agreement or any claim that you may bring against AE to enforce such payment).

Notwithstanding the foregoing, if you bring an action against AE to enforce payment or performance of AE’s obligations to you under the Transition Agreement you shall do so with counsel of your own choosing and at your own expense.  If, however, AE counterclaims against you in any such proceeding, whether or not the Company is made a defendant therein, and such counterclaim or action is one for which the Company has agreed to provide indemnification herein the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to you and the payment of all fees and expenses incurred in connection with defense thereof.  Similarly, if AE initially brings an action against you for which the Company has agreed to provide indemnification herein, and you counterclaim to enforce payment or performance of AE’s obligations to you under the Transition Agreement, the Company shall assume the prosecution of such counterclaim, including the employment of counsel reasonably satisfactory to you and the payment of all fees and expenses incurred in connection with the defense thereof.  You shall have the right to employ separate counsel in any such proceeding for which the Company is providing indemnification and defense herein and to participate in the defense thereof, but the fees and expenses of such counsel shall be at your expense.

Steve, I trust that you will find the President and CEO position offered both challenging and rewarding.  We all very much look forward to your becoming a part of SatCon.

Sincerely,

/s/ John M. Carroll

John M. Carroll, Chairman
SatCon Technology Corporation

AGREED TO AND ACCEPTED

/s/ Charles S. Rhoades
Charles S. Rhoades